Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results
for the Fourth Quarter and Full Year 2019

Company to Substantially Reduce Capital Expenditures in 2020 Compared to 2019
and Focus on Free Cash Flow Generation of Current Restaurant Portfolio

SYRACUSE, N.Y. – (BUSINESS WIRE) – February 25, 2020 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the fourth quarter and full year ended December 29, 2019.

Highlights for the Fourth Quarter of 2019 versus the Fourth Quarter of 2018 Include:

•
Total revenue increased 30.3% to $401.1 million (including $73.6 million in restaurant sales and $3.4 million in other revenue from the Cambridge acquisition completed in the second quarter of 2019) from $307.8 million in the prior year quarter;

•	Comparable restaurant sales for the Company’s Burger King restaurants increased 2.0% compared to a 2.7% increase in the prior year quarter, an increase of 4.7% on a two-year stacked basis;

•	Comparable restaurant sales for the Company’s Popeyes restaurants increased 21.2% compared to comparable restaurant sales under previous ownership in the prior year quarter;

•	Promotions and discounts were 19.0% of restaurant sales for the Company's comparable Burger King restaurants compared to 26.6% in the prior year quarter;

•	Adjusted EBITDA(1) was $22.7 million compared to $24.5 million in the prior year quarter;

•	Net loss was $9.9 million, or $0.20 per diluted share, compared to net income of $1.8 million, or $0.04 per diluted share, in the prior year quarter; and

•	Adjusted net loss(1) was $6.2 million, or $0.12 per diluted share, compared to adjusted net income of $2.5 million, or $0.05 per diluted share, in the prior year quarter.

Highlights for Full Year of 2019 versus Full Year of 2018 Include:

•
Total revenue increased 24.0% to $1.46 billion (including $193.1 million in restaurant sales and $10.2 million in other revenue from the Cambridge acquisition completed in the second quarter of 2019) from $1.18 billion in 2018;

•	Comparable restaurant sales for the Company’s Burger King restaurants increased 2.2% compared to a 3.8% increase in 2018, an increase of 6.0% on a two-year stacked basis;

•	Comparable restaurant sales for the Company’s Popeyes restaurants increased 11.9% for our eight months of ownership compared to comparable restaurant sales under previous ownership in the prior year;

•	Adjusted EBITDA(1) was $86.1 million compared to $103.0 million in 2018;

•	Net loss was $31.9 million, or $0.74 per diluted share, compared to net income of $10.1 million, or $0.22 per diluted share, in 2018; and

•	Adjusted net loss(1) was $15.5 million, or $0.36 per diluted share, compared to adjusted net income of $14.1 million, or $0.31 per diluted share, in 2018.

(1)
Adjusted EBITDA, Adjusted Restaurant-level EBITDA and Adjusted net income (loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “2019 was a busy year at Carrols characterized by significant accomplishments and challenges. We substantially increased our restaurant sales and broadened our restaurant portfolio from 849 restaurants in 18 states at the end of 2018 to 1,101 restaurants in 23 states at the end of 2019, mostly through the transformative Cambridge acquisition. In addition, the transaction added a second brand to Carrols in Popeyes, which we believe has tremendous potential. During 2019, we also built 31 new restaurants and remodeled 78 restaurants. However, comparable restaurant sales growth for our Burger King restaurants was at the low-end of our annual expectations and full year Adjusted EBITDA relative to 2018 levels was adversely affected by several factors, including increases in commodity and labor costs and the excess sales discounts to certain customers over a ten week period last summer.”

Accordino continued, “We begin 2020 with great optimism regarding our growth trajectory for restaurant sales and Adjusted EBITDA. Our top-line will benefit from a full year of contributions from the restaurants we acquired, remodeled and built during 2019 and early 2020. We are projecting a 2% to 3% gain in comparable restaurant sales in 2020 for our Burger King restaurants based upon the brand’s marketing initiatives and product roll-out schedule, and adding delivery capabilities by the end of the second quarter. We also foresee higher Adjusted EBITDA and margin improvement compared to 2019. We believe this will be driven by expected improvements at our Cambridge restaurants as we continue to implement our operational best practices, improve operating controls over sales, and optimize food and labor expenditures. Coupled with executing on a near term plan to drive efficiencies in our business, our goal is to meaningfully expand margins over time.”

Accordino concluded, “In terms of our 2020 plans, in consultation with our board of directors we have reset our strategy to prioritize organic sales and margin growth within our current restaurant portfolio and to aggressively reduce our capital spending compared to 2019. We anticipate that projected net capital expenditures in 2020 will be approximately $55 million to $65 million, considerably lower than our approximately $98 million of net capital expenditures in 2019. We are laser-focused on capital allocation and will only invest capital in the highest return projects. Our franchisor is in full agreement with our 2020 planned reduction in restaurant remodel and build levels. This year our objective is to generate positive free cash flow through higher EBITDA and reduced net capital investment which we plan to deploy to reduce both our outstanding debt on an absolute basis and debt leverage ratio by year end.”

Fourth Quarter 2019 Financial Results

Total revenue increased 30.3% to $401.1 million in the fourth quarter of 2019, including $73.6 million in restaurant sales from Cambridge, compared to $307.8 million in the fourth quarter of 2018. Comparable restaurant sales for the Company’s Burger King restaurants (which excludes restaurants acquired in 2019) increased 2.0%, consisting of a higher average check partially offset by a decrease in customer traffic. This dynamic was a function of substantially lower promotions and discounts as a percentage of restaurant sales for the Company’s comparable Burger King restaurants. Comparable restaurant sales for the Company’s Popeyes restaurants increased 21.2% compared to comparable restaurant sales under previous ownership in the prior year quarter.

Adjusted Restaurant-level EBITDA(1) was $42.9 million in the fourth quarter of 2019 compared to $39.5 million in the prior year period. Adjusted Restaurant-level EBITDA margin was 10.8% of restaurant sales and decreased 200 basis points from the fourth quarter of 2018, reflecting higher wage and related expenses at our legacy restaurants and the inclusion of rent and other operating expenses from the lower margin Cambridge restaurants.

General and administrative expenses were $23.0 million in the fourth quarter of 2019, including $1.5 million in Cambridge acquisition and integration costs, compared to $16.8 million in the prior year period, which included $0.4 million in acquisition and integration costs. Excluding acquisition and integration costs in both periods, general and administrative expenses increased modestly to 5.4% as a percentage of total revenues from 5.3% in the prior year quarter and reflects the costs attributed to a larger initial scope of required oversight due to the expanded restaurant base.

Adjusted EBITDA(1) was $22.7 million in the fourth quarter of 2019 compared to $24.5 million in the fourth quarter of 2018. Adjusted EBITDA margin was 5.7% of total restaurant sales and decreased 220 basis points from the fourth quarter of 2018 due to the factors discussed above.

Loss from operations was $4.6 million in the fourth quarter of 2019 compared to income from operations of $7.2 million in the prior year quarter.

Interest expense increased to $7.4 million in the fourth quarter of 2019 from $5.9 million in the fourth quarter of 2018, reflecting the Company’s higher outstanding indebtedness.

Net loss was $9.9 million in the fourth quarter of 2019, or $0.20 per diluted share, compared to net income of $1.8 million, or $0.04 per diluted share, in the prior year quarter. Net loss in the fourth quarter of 2019 included $1.8 million of impairment and other lease charges compared to $0.3 million in the fourth quarter of 2018.

Adjusted net loss(1) was $6.2 million, or $0.12 per diluted share, compared to adjusted net income of $2.5 million, or $0.05 per diluted share, in the prior year quarter.

Carrols repurchased 270,043 shares of its outstanding common stock in open market transactions during the fourth quarter of 2019 at a cost of approximately $2.0 million. Under the $25 million stock repurchase program that was approved by the Board of Directors in August 2019, the Company has repurchased a total of 553,112 shares for a total cost of approximately $4.0 million. The Company has no obligation to repurchase stock under this program, and the timing, actual number and value of shares purchased will depend on the stock price, trading volume, general market and economic conditions, and other factors.

The Company ended the fourth quarter of 2019 with cash of $3.0 million, and long-term debt, finance lease liabilities and lease financing obligations of $472.3 million, and availability under its revolving credit facility of $57.6 million. Carrols’ First Lien Net Leverage Ratio, as defined in the Company’s Senior Credit Facility, was approximately 4.11x at December 29, 2019 compared to a maximum permitted of 5.75x. On February 24, 2020, $70.8 million of borrowings were outstanding on the Company’s $115 million revolving credit facility and $11.7 million of letters of credit were outstanding. This represents an elevated level of borrowing as during the first two months of the year we funded carryover capital expenditures and working capital payables from 2019 while we typically generate the lowest level of revenue and earnings during this time of the year. We expect revolver borrowing levels to decline during the second and third quarters of 2020.

2020 Growth and Capital Allocation Strategy
In consultation with our Board of Directors, we have reset the Company’s growth and capital allocation strategy. In 2020, Carrols will prioritize organic sales and margin improvement within our current restaurant portfolio and aggressively reduce capital spending compared to 2019 levels. These measures are designed to generate free cash flow and reduce our debt in absolute dollars as well as our debt leverage ratios.

We will accomplish our objectives through the following steps:

•	Slowing down the pace of acquisition activity;

•
Limiting new restaurant development in 2020 to six new Burger King restaurants with attractive expected returns on capital. We also are completing the new build of six Burger King restaurants during the first quarter of 2020 that were started in late 2019. In total, we will be opening 12 new Burger King restaurants in 2020 (by comparison we opened 21 Burger King restaurants and 10 Popeyes restaurants in 2019);

•	Reducing our remodeling activity in 2020 to just 12 Burger King restaurants with high returns on capital (by comparison, we remodeled 74 Burger King restaurants and 4 Popeyes restaurants in 2019); and

•	Taking a renewed look at operating expenses across the expanded business with the goal of creating greater efficiencies and improved margins over time.

Based upon our full year 2020 outlook detailed below, we expect to generate up to $25 million in free cash flow this year assuming neutral working capital changes.

Full Year 2020 Outlook

The Company is providing the following guidance for 2020 which is a 53-week fiscal period:

•	We expect total restaurant sales of $1.64 billion to $1.69 billion;

•
Comparable restaurant sales growth for our Burger King restaurants owned for more than 12 months as of December 29, 2019 is expected to be 2% to 3%. Please note that the Cambridge Burger King restaurants will enter the comparable base on May 1st;

•	Commodity costs are expected to increase 2% to 3%, with beef costs expected to increase 9%;

•
General and administrative expenses are expected to be $80 million to $85 million, excluding stock compensation expense, reflecting the full year impact of overhead costs required to support our enlarged restaurant base;

•	Adjusted EBITDA is expected to be $100 million to $110 million;

•	Interest expense is expected to be approximately $30 million based on our debt pricing and expected stable LIBOR levels;

•
Gross capital expenditures are expected to be $70 million to $75 million, including approximately 35% for maintenance, 15% for remodeling; and 40% for construction of new restaurants. Of that total, approximately $25 million will be expended in the first quarter of 2020 primarily relating to the completion of new restaurants and remodels that commenced in 2019; and

•	Proceeds from sale/leasebacks are expected to be approximately $10 million to $15 million; resulting in net capital expenditures of $55 million to $65 million.

Carrols has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because the Company does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of Carrols’ control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2019 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13698631. The replay will be available until Tuesday, March 3, 2020. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,099 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,034 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Revenue:
Restaurant sales	$397,639	$307,754	$1,452,516	$1,179,307
Other revenue	3,433	—	10,249	—
Total revenue	$401,072	$307,754	$1,462,765	$1,179,307
Operating expenses:
Cost of sales	118,954	89,304	431,969	326,308
Restaurant wages and related expenses	132,876	99,340	485,278	382,829
Restaurant rent expense	29,241	21,297	107,147	81,409
Other restaurant operating expenses (b)	62,741	45,812	227,364	178,750
Advertising expense	16,088	12,599	58,689	48,340
General and administrative expenses (c) (d)	23,025	16,829	84,734	66,587
Depreciation and amortization	21,061	15,042	74,674	58,468
Impairment and other lease charges	1,787	331	3,564	3,685
Other expense (income), net (e)	(138)	10	(1,911)	(424)
Total operating expenses	405,635	300,564	1,471,508	1,145,952
Income (loss) from operations	(4,563)	7,190	(8,743)	33,355
Interest expense	7,431	5,886	27,856	23,638
Loss on extinguishment of debt	—	—	7,443	—
Gain on bargain purchase	—	—	—	(230)
Income (loss) before income taxes	(11,994)	1,304	(44,042)	9,947
Provision (benefit) for income taxes	(2,088)	(503)	(12,123)	(157)
Net income (loss)	$(9,906)	$1,807	$(31,919)	$10,104

Basic and diluted net income (loss) per share (f)(g)	$(0.20)	$0.04	$(0.74)	$0.22
Basic weighted average common shares outstanding	50,643	35,742	43,422	35,715
Diluted weighted average common shares outstanding	50,643	45,403	43,422	45,320

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 29, 2019 and December 30, 2018 each included thirteen and fifty-two weeks, respectively.

(b)	Other restaurant operating expenses include one-time repair and other operating costs of $1.4 million and $2.4 million for the three and twelve months ended December 29, 2019, respectively.

(c)
General and administrative expenses include acquisition and integration costs of $1.5 million and $0.4 million for the three months ended December 29, 2019 and December 30, 2018, respectively and $8.5 million and $1.4 million for the twelve months ended December 29, 2019 and December 30, 2018, respectively.

(d)
General and administrative expenses include stock-based compensation expense of $1.2 million and $1.3 million for the three months ended December 29, 2019 and December 30, 2018, respectively and $5.8 million for both the twelve months ended December 29, 2019 and December 30, 2018, respectively.

(e)
Other income, net, for the twelve months ended December 29, 2019, included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants. Other income, net, for the three and twelve months ended December 30, 2018 included a $0.4 million gain related to an insurance recovery from a restaurant fire.

(f)
Basic net income (loss) per share was computed excluding loss attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(g)
Diluted net income (loss) per share was computed including common shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended (a)
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Revenue:
Burger King restaurant sales	$374,945	$307,754	$1,398,660	$1,179,307
Popeyes restaurant sales	22,694	—	53,856	—
Total restaurant sales	397,639	307,754	1,452,516	1,179,307
Other revenue	3,433	—	10,249	—
Total revenue	$401,072	$307,754	$1,462,765	$1,179,307
Change in Comparable Burger King Restaurant Sales (a)	2.0%	2.7%	2.2%	3.8%

Average Weekly Sales per Burger King Restaurant (b)	$28,232	$28,226	$28,065	$27,865
Average Weekly Sales per Popeyes Restaurant (b)	$28,431	$—	$26,458	$—

Adjusted Restaurant-Level EBITDA (c)	$42,920	$39,520	$156,131	$162,133
Adjusted Restaurant-Level EBITDA margin (c)	10.8%	12.8%	10.7%	13.7%

Adjusted EBITDA (c)	$22,701	$24,461	$86,115	$102,990
Adjusted EBITDA margin (c)	5.7%	7.9%	5.9%	8.7%

Adjusted net income (loss) (c)	$(6,182)	$2,495	$(15,514)	$14,091
Adjusted diluted net income (loss) per share (c)	$(0.12)	$0.05	$(0.36)	$0.31

Number of Burger King restaurants:
Restaurants at beginning of period	1,028	838	849	807
New restaurants (including offsets)	8	2	21	8
Restaurants acquired	—	10	179	44
Restaurants closed (including offsets)	—	(1)	(13)	(10)
Restaurants at end of period	1,036	849	1,036	849
Average Number of Restaurants:	1,021.6	838.7	958.4	813.9

Number of Popeyes restaurants:
Restaurants at beginning of period	60	—	—	—
Restaurants acquired	—	—	55	—
New restaurants	5	—	10	—
Restaurants at end of period	65	—	65	—
Average Number of Restaurants:	61.4	—	58.9	—

	At 12/29/19	At 12/30/18
Long-term debt and finance lease liabilities (d)	$472,343	$280,144
Cash and cash equivalents	$2,974	$4,014

(a)
Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 52-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 52-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income (loss), and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of total restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted net income (loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted net income (loss).

(d)
Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at December 29, 2019 included $422,875 of the Company's Term Loan B under our senior credit facility, $45,750 of outstanding revolving borrowings under the Company's senior credit facility, $1,194 of lease financing obligations and $2,524 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at December 30, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $3,941 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$(9,906)	$1,807	$(31,919)	$10,104
Provision (benefit) for income taxes	(2,088)	(503)	(12,123)	(157)
Interest expense	7,431	5,886	27,856	23,638
Depreciation and amortization	21,061	15,042	74,674	58,468
EBITDA	16,498	22,232	58,488	92,053
Impairment and other lease charges	1,787	331	3,564	3,685
Acquisition and integration costs (b)	2,844	409	10,827	1,445
Pre-opening costs (c)	386	118	1,449	462
Litigation costs (d)	86	50	502	187
Other income, net (e)	(138)	10	(1,911)	(424)
Gain on bargain purchase	—	—	—	(230)
Stock-based compensation expense	1,238	1,311	5,753	5,812
Loss on extinguishment of debt	—	—	7,443	—
Adjusted EBITDA	$22,701	$24,461	$86,115	$102,990

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$(4,563)	$7,190	$(8,743)	$33,355
Add:
General and administrative expenses	23,025	16,829	84,734	66,587
Restaurant integration costs (b)	1,362	—	2,364	—
Pre-opening costs (c)	386	118	1,449	462
Depreciation and amortization	21,061	15,042	74,674	58,468
Impairment and other lease charges	1,787	331	3,564	3,685
Other income, net (e)	(138)	10	(1,911)	(424)
Adjusted Restaurant-Level EBITDA	$42,920	$39,520	$156,131	$162,133

Reconciliation of Adjusted net income (loss): (a)
Net income (loss)	$(9,906)	$1,807	$(31,919)	$10,104
Add:
Impairment and other lease charges	1,787	331	3,564	3,685
Acquisition and integration costs (b)	2,844	409	10,827	1,445
Pre-opening costs (c)	386	118	1,449	462
Litigation costs (d)	86	50	502	187
Other income, net (e)	(138)	10	(1,911)	(424)
Gain on bargain purchase	—	—	—	(230)
Loss on extinguishment of debt	—	—	7,443	—
Income tax effect on above adjustments (f)	(1,241)	(230)	(5,469)	(1,138)
Adjusted net income (loss)	$(6,182)	$2,495	$(15,514)	$14,091
Adjusted diluted net income (loss) per share	$(0.12)	$0.05	$(0.36)	$0.31
Diluted weighted average common shares outstanding	50,643	45,403	43,422	45,320

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, loss on extinguishment of debt, restaurant pre-opening costs, non-recurring litigation costs and other non-recurring income or expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, restaurant-level integration costs, pre-opening costs, loss on extinguishment of debt, and other non-recurring income or expense. Adjusted net income (loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs and integration costs, gain on bargain purchase, pre-opening costs, non-recurring litigation costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees, acquisition costs, pre-opening costs and stock-based compensation expense. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Additionally, this financial measure may not be comparable to a similarly titled caption for other companies. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income (loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.

(b)
Acquisition and integration costs for the three and twelve months ended December 29, 2019 of $2.8 million and $10.8 million, respectively, include certain legal and professional fees; corporate payroll, and other costs related to the integration of the Cambridge merger and one-time repair and other operating costs which are included in Adjusted Restaurant-Level EBITDA.

(c)	Pre-opening costs for the three and twelve months ended December 29, 2019 and December 30, 2018 include training, labor and occupancy costs incurred during the construction of new restaurants.

(d)	Legal costs for the three and twelve months ended December 29, 2019 include litigation expenses pertaining to an ongoing lawsuit with one of the Company's former vendors.

(e)
Other income, net, for the twelve months ended December 29, 2019, included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants. Other income, net, for the three and twelve months ended December 30, 2018 included a $0.4 million gain related to an insurance recovery from a restaurant fire.

(f)
The income tax effect related to the adjustments to net income (loss) during the periods presented was calculated using an incremental income tax rate of 25% for the three and twelve months ended December 29, 2019 and 25% and 22.2% for the three and twelve months ended December 30, 2018 , respectively.